As filed with the Securities and Exchange Commission on March 22, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2209324 (I.R.S. Employer Identification No.)

11711 West 79th Street
Lenexa, Kansas 66214
(Address of Principal Executive Offices) (Zip Code)

Mediware Information Systems, Inc.
2003 Equity Incentive Plan, As Amended
(Effective as of February 3, 2005)
(Full title of the plan)

George J. Barry
President and Chief Executive Officer
Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, Kansas 66214
(Name and address of agent for service)

(913) 307-1000
(Telephone number, including area code, of agent for service)

Copies to:

Joel I. Frank, Esq.
Hartman & Craven LLP
488 Madison Avenue
New York, New York 10022

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $.10 per share	500,000	$10.275	$5,137,500	$604.68

(1) Represents the additional number of shares of common stock, par value $.10 per share (the "Common Stock"), of Mediware Information Systems, Inc. (the "Registrant") issuable under the Mediware Information Systems, Inc. 2003 Equity Incentive Plan, as amended (Effective as of February 3, 2005) (the "Plan").

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement also registers such additional shares of Common Stock as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low sale prices for the Registrant's Common Stock as reported on The Nasdaq Stock Market on March 18, 2005.

(3) Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. The existing securities under the Plan were registered, and the correlating filing fee paid, pursuant to the Registrant's Registration Statement on Form S-8 filed on October 4, 2004 (Registration No. 333-119503).

Explanatory Note

Pursuant to General Instruction E to Form S-8, the contents of this Registration Statement on Form S-8 incorporates by reference the Registration Statement on Form S-8 filed on October 4, 2004 (Registration No. 333-119503) (the "Prior Registration Statement"). This Registration Statement covers 500,000 shares, which together with the 500,000 shares of Common Stock being carried forward from the Prior Registration Statement constitute the maximum of 1,000,000 shares of Common Stock issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The contents of the Form S-8 Registration Statement previously filed with the Securities and Exchange Commission (the "Commission") on October 4, 2004 (Registration No. 333-119503) by Mediware Information Systems, Inc., a New York corporation (the "Registrant"), are incorporated herein by reference. In addition, the following documents filed with the Commission by the Registrant are incorporated herein by reference (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with the rules of the Commission):

(1) The Registrant's registration statement on Form 8-A, filed on May 28, 1991, incorporating by reference the description of the Registrant's capital stock included in the Registrant's registration statement on Form S-18 (File No. 33-40411) filed on May 8, 1991;

(2) The Registrant's annual report on Form 10-K for the year ended June 30, 2004, as amended by the Registrant's annual report on Form 10-K/A for the year ended June 30, 2004;

(3) The Registrant's quarterly reports on Form 10-Q for the quarter ended September 30, 2004 and for the quarter ended December 31, 2004;

(4) The Registrant's current reports on Form 8-K filed on August 31, 2004, September 16, 2004, November 10, 2004, December 17, 2004 and February 1, 2005.

All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will provide without charge to each person to whom a copy of this registration statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Jill H. Suppes, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, Kansas 66214 (telephone (913) 307-1000).

Item 8. Exhibits.

Exhibit Number	Description
5	Opinion of Hartman & Craven LLP regarding the legality of the securities being registered
23.1	Consent of Hartman & Craven LLP to the filing of its opinion (included in Exhibit 5)
23.2	Consent of Eisner LLP
24	Power of Attorney (included on the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on this 22nd day of March, 2005.

MEDIWARE INFORMATION SYSTEMS, INC.
/s/ George J. Barry Name: George J. Barry Title: Chief Executive Officer, President and Director

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George J. Barry and Jill H. Supppes, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act and any rules, regulations and requirements of the Commission in connection with this registration statement on Form S-8 and any and all amendments or post-effective amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
/s/ George J. Barry George J. Barry	President, Chief Executive Officer & Director (Principal Executive Officer)	March 22, 2005
/s/ Jill H. Suppes Jill H. Suppes	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 22, 2005
/s/ Lawrence Auriana Lawrence Auriana	Chairman of the Board	March 22, 2005
/s/ Jonathan H. Churchill Jonathan H. Churchill	Director	March 22, 2005
/s/ Roger Clark Roger Clark	Director	March 22, 2005
/s/ Joseph Delario Joseph Delario	Director	March 22, 2005
/s/ Philip Coelho Philip Coelho	Director	March 22, 2005
/s/ John Gorman, M.D. John Gorman, M.D.	Director	March 22, 2005
/s/ Walter Kowsh, Jr. Walter Kowsh, Jr.	Director	March 22, 2005
/s/ Robert F. Sanville Robert F. Sanville	Director	March 22, 2005
/s/ Hans P. Utsch Hans P. Utsch	Director	March 22, 2005
/s/ Clinton G. Weiman, M.D. Clinton G. Weiman, M.D.	Director	March 22, 2005

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Hartman & Craven LLP regarding the legality of the securities being registered
23.1	Consent of Hartman & Craven LLP to the filing of its opinion (included in Exhibit 5)
23.2	Consent of Eisner LLP
24	Power of Attorney (included on the signature page of this Registration Statement)

Exhibit 5

Hartman & Craven LLP
488 Madison Avenue
New York, NY 10022

March 22, 2005

Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, Kansas 66214

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

Mediware Information Systems, Inc., a New York corporation (the "Company"), is registering for sale under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-8 (the "Registration Statement"), up to an additional 500,000 shares (the "Shares") of common stock of the Company, par value $0.10 per share ("Common Stock"). The shares of Common Stock have been reserved for issuance upon exercise of stock options and awards that have been or will be granted under the Company's 2003 Equity Incentive Plan, as amended (the "Amended Plan").

Hartman & Craven LLP act as Counsel to the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement to be filed with the Securities and Exchange Commission (the "SEC") on the date hereof, (b) the Amended Plan, (c) a specimen certificate evidencing the Common Stock, (d) the Restated Certificate of Incorporation of the Company, as presently in effect, (e) the By-Laws of the Company, as presently in effect, (f) certain resolutions of the Board of Directors of the Company relating to, among other things, the Amended Plan (collectively, the "Board Resolutions"), (g) the Company's periodic SEC filings for all relevant periods and (h) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In examining documents executed or to be executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others. In rendering the Amended Plan set forth below, we have assumed that (i) the certificates representing the shares of Common Stock issuable pursuant to the Amended Plan will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us and (ii) prior to the issuance of any shares pursuant to the Amended Plan, the Company and the relevant optionee will have duly entered into stock option or similar agreements ("Agreements") in accordance with the Board Resolutions and the Amended Plan, as the case may be.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to the Amended Plan have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours Hartman & Craven LLP
By: /s/ Joel I. Frank Joel I. Frank, a partner of the firm

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Mediware Information Systems, Inc. 2003 Equity Incentive Plan of our report dated August 6, 2004 (with respect to Note 6 and Note 16, August 20, 2004), on our audits of the consolidated financial statements as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004, which is included in the Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ Eisner LLP

New York, New York
March 18, 2005